Exhibit 99.B(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Other Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Disclosure of Fund Holdings” in the Statement of Additional Information and to the incorporation by reference of our report dated February 16, 2016 on the financial statements and financial highlights of Victory Variable Insurance Funds included in the Annual Report to Shareholders for the fiscal year ended December 31, 2015 in Post-Effective Amendment Number 31 to the Registration Statement (Form N-1A, No. 333-62051) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio

April 15, 2016